EXHIBIT 99.1

NEWS RELEASE

For Immediate Release	Contact: Michael Sund
July 31, 2003	(858) 503-5171

MAXWELL TECHNOLOGIES REPORTS SECOND QUARTER FINANCIAL RESULTS

Increasing Ultracapacitor Sales Contribute to Improved Revenue Mix

CONFERENCE CALL AT 11 A.M. (EDT) TOMORROW, AUGUST 1, 2003 – DETAILS BELOW

SAN DIEGO, Calif. — Maxwell Technologies, Inc. (Nasdaq: MXWL) today reported a net loss of $3.4 million, or $0.25 per share, on revenue of $10.7 million for its second quarter ended June 30, 2003.  That compares with a net loss $9.4 million, or $0.83 per share, on revenue of $13.2 million, for the second quarter ended June 30, 2002.  Cash and short-term investments totaled $7.5 million as of June 30, 2003.

Rich Balanson, Maxwell’s president and chief executive officer, said that, in line with the company’s strategy of focusing on high-reliability, high-margin product lines and eliminating non-core and low-margin products, it has divested its tester business.  He said that charges for excess and obsolete tester inventory and product returns are expected to total approximately $1 million, including a charge of $444,000 recorded in the second quarter.  Balanson said that the company also recorded a second quarter charge of $313,000 for stock options granted to Kenneth Potashner, Maxwell’s former chairman, who withdrew as a nominee to continue serving on the company’s board of directors at Maxwell’s annual stockholders meeting in May.  Excluding those charges, which totaled $757,000, or $0.05 per share, the second quarter net loss was $2.7 million.

Revenue for Maxwell’s core high reliability products, which include ultracapacitors, high voltage capacitors, power systems and radiation-shielded microelectronics, totaled $7.9 million for the quarter.  Balanson noted that, exclusive of charges, gross margins for that base business increased by 5 percent sequentially from the first quarter to the second quarter, driven in part by increasing sales of ultracapacitors.

“Our BoostCap® ultracapacitor revenue base is expanding rapidly as consumer and industrial electronics design-in wins advance to commercial production, and the volume of shipments for sampling and prototyping activity has increased ten-fold over the past three years,” Balanson said.  “Although demand for some of our other products continues to be soft, we are gaining market share and doing a good job of controlling operating expenses, so the company is well positioned for a significant improvement in operating results as the economy recovers.”

Cash used by operating activities in the second quarter was approximately $2.8 million, compared with $8.3 million in the same period in 2002.

“The balance sheet is solid, and we expect to net approximately $5 million to augment our cash reserves from the sale of a vacant facility in San Diego, which we expect to complete within the next few months,” Balanson said.

The company will file its Form 10-Q, containing complete financial data and Management’s Discussion and Analysis of Financial Conditions and Results of Operations for the second quarter ended June 30, 2003, by August 15.  That document will be available at the company’s web site via the following link: www.maxwell.com/investors/sec_filings.html, or in hard copy by calling the company’s Investor Relations Department, at (858) 503-5165.

Management will conduct a conference call and simultaneous webcast to discuss first quarter financial results and the outlook for the balance of 2003, and answer analysts’ questions at 11 a.m. (eastern) tomorrow, August 1, 2003.  The call may be accessed by dialing toll-free, (888) 584-2147 from the U.S. and Canada, or (706) 679-7677 for international callers.  The webcast and subsequent replay may be accessed at the company’s web site, via the following link: www.maxwell.com/investors/presentations.html .

Maxwell sells reliability.  We develop, manufacture and market electronic components and systems that perform reliably for the life of the applications into which they are integrated.  Our BoostCap® ultracapacitors and ultracapacitor-based energy storage systems uniquely address applications in transportation and consumer and industrial electronics.  Our high-voltage grading and coupling capacitors are used in electric utility infrastructure and other applications involving transport, distribution and measurement of high voltage electrical energy.  Our radiation-mitigated microelectronic products include power modules, memory modules and single board computers that primarily address applications in aerospace.  For more information, please visit our website: www.maxwell.com.

This news release contains forward-looking statements that are subject to risks and uncertainties. These include development and acceptance of products based on new technologies, demand for original equipment manufacturers’ products reaching anticipated levels, general economic conditions in the markets served by the company’s products, cost-effective manufacturing of new products, the impact of competitive products and pricing and risks and uncertainties involved in foreign operations.  These and other risks are detailed from time-to-time in the Company’s SEC reports, including the report on Form 10-K for the fiscal year ended December 31, 2002.  Actual results may differ materially from those projected.  These forward-looking statements represent the Company’s judgment as of the date of this news release.  The Company disclaims any intent or obligation to update these forward-looking statements.

MAXWELL TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

	June 30, 2003	December 31, 2002
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,939	$3,545
Short-term investments	5,586	7,546
Trade and other accounts receivable, net	6,242	8,530
Inventories	11,378	11,833
Prepaid expenses and other current assets	1,718	1,037
Assets held-for-sale	7,356	7,356
Total current assets	34,219	39,847
Property, plant and equipment, net	10,999	11,653
Other intangible assets, net	2,013	2,009
Goodwill	17,923	17,577
Other non-current assets	292	294
	$65,446	$71,380

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$8,705	$11,508
Deferred revenue	5,267	2,305
Accrued employee compensation	1,912	1,590
Short-term borrowings and current portion of long-term debt	3,417	570
Deferred tax liability	285	272
Liabilities of discontinued operations	2,372	2,326
Total current liabilities	21,958	18,571

Deferred tax liability	183	183
Long-term debt, excluding current portion	—	2,675
Commitments and contingencies
Stockholders’ equity:

Common stock, $0.10 par value per share, 40,000 shares authorized; 13,787 and 13,726 shares issued and outstanding at June 30, 2003 and December 31, 2002, respectively	1,379	1,373
Additional paid-in capital	112,745	112,255
Accumulated deficit	(71,815)	(64,015)
Accumulated other comprehensive income	996	338
Total stockholders’ equity	43,305	49,951
	$65,446	$71,380

MAXWELL TECHNOLOGIES, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002

Sales	$10,653	$13,155	$20,894	$25,944
Costs and expenses:
Cost of sales	9,296	13,951	18,226	25,793
Selling, general and administrative	3,504	4,904	7,577	9,595
Research and development	1,574	2,246	2,881	4,913
Other	(189)	552	(458)	338
Total costs and expenses	14,185	21,653	28,226	40,639
Loss from continuing operations before income taxes	(3,532)	(8,498)	(7,332)	(14,695)
Provision for income taxes	(86)	12	(100)	(279)
Loss from continuing operations	(3,446)	(8,510)	(7,232)	(14,416)
Discontinued operations, net of taxes:
Income (loss) from operations	7	(879)	(568)	(1,684)
Gain on disposal	—	—	—	—
Net loss from discontinued operations	7	(879)	(568)	(1,684)

Net loss	$(3,439)	$(9,389)	$(7,800)	$(16,100)

Basic net loss per share:
Loss from continuing operations	$(0.25)	$(0.75)	$(0.53)	$(1.33)
Loss from discontinued operations	0.00	(0.08)	(0.04)	(0.16)
Net loss	$(0.25)	$(0.83)	$(0.57)	$(1.49)

Liabilities of discontinued operations
Loss from continuing operations	$(0.25)	$(0.75)	$(0.53)	$(1.33)
Loss from discontinued operations	0.00	(0.08)	(0.04)	(0.16)
Net loss	$(0.25)	$(0.83)	$(0.57)	$(1.49)

Shares used in computing:
Basic net loss per share	13,774	11,276	13,758	10,838
Diluted net loss per share	13,774	11,276	13,758	10,838

Other deductions (credits), net
(Gain) loss on sale of business	$(235)	$—	$(463)	$—
Interest expense (income) , net	—	(44	(27)	(81)
Amortization of other intangibles	19		38	—
Currency exchange and other	27	(216)	(6)	(152)
Restructuring	—	812	—	812
Minority interest in net loss of subsidiaries	—	—	—	(241)
	$(189)	$552	$(458)	$338

MAXWELL TECHNOLOGIES, INC. AND SUBSIDIARIES

SEGMENT STATEMENTS OF OPERATIONS

(in thousands)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2003	2002	2003	2002
Revenue:
High Reliability	$7,915	$7,872	$15,748	$15,427
Winding Equipment	2,738	—	5,146	—
I-Bus Computing Systems	—	4,156	—	8,295
Sierra and TeknaSeal	—	1,127	—	2,222
Consolidated total	$10,653	$13,155	$20,894	$25,944

Income (loss):
High Reliability	$(2,462)	$(1,783)	$(4,957)	$(4,813)
Winding Equipment	(289)	—	(526)	—
I-Bus Computing Systems	—	(5,571)	(114)	(8,292)
Sierra and TeknaSeal	—	336	—	610
Total segment operating loss	(2,751)	(7,018)	(5,597)	(12,495)
Corporate expenses	1,016	928	2,225	1,862
(Gain) loss on sale of businesses	(235)	—	(463)	—
Restructuring	—	812	—	812
Minority interest	—	—	—	(241)
Interest and other, net	—	(260)	(27)	(233)

Loss from continuing operations before income taxes	$(3,532)	$(8,498)	$(7,332)	$(14,695)

MAXWELL TECHNOLOGIES, INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Six Months Ended June 30,
	2003	2002
Operating activities:
Loss from continuing operations	$(7,232)	$(14,416)
Adjustments to reconcile loss from continuing operating activities, net of cash used in operating activities:
Depreciation and amortization	1,941	2,117
Other noncash items	(136)	2,938
Changes in operating assets and liabilities, net	2,651	1,100
Net cash used in operating activities	(2,776)	(8,261)
Investing activities:
Proceeds from sale of businesses and equipment	496	—
Purchases of property and equipment	(1,093)	(828)
Proceeds from sale of short-term investments	4,388	8,669
Purchases of short-term investments	(2,490)	(7,224)
Net cash provided by investing activities	1,301	617
Financing activities:
Principal payments on long-term debt and short-term borrowings	(520)	(125)
Proceeds from short-term borrowings	692	—
Proceeds from issuance of Company and subsidiary stock	183	970
Net cash provided by financing activities	355	845
Net cash used in discontinued operations	(522)	(320)
Effect of exchange rate changes on cash and cash equivalents	36	30
Decrease in cash and cash equivalents	(1,606)	(7,089)
Cash and cash equivalents at beginning of period	3,545	13,673
Cash and cash equivalents at end of period	$1,939	$6,584